EXHIBIT 99.1

Reverse Split – FAQs

Concurrent’s Board of Directors has authorized management to pursue a one for ten reverse split of shares of Concurrent’s common stock.  Before it can become effective, a majority of our stockholders must approve the reverse split at a Special Meeting of Stockholders scheduled for July 8, 2008.

Q:  When will this occur?

A:  If the proposal is adopted at the stockholders’ meeting, the reverse split will occur when we file a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.  This date is referred to as the “effective date”.  We expect the effective date will occur a few business days after the stockholders’ meeting.

Q:  What will happen to my shares?

A:  The combination of, and reduction in, the number of our outstanding shares as a result of the reverse split will occur automatically on the effective date, without any action on the part of our stockholders and without regard to the date that stock certificates representing our shares of common stock prior to the reverse split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each stockholder of record to be used in forwarding stock certificates for surrender and exchange for certificates representing the number of shares such stockholder is entitled to receive as a result of the reverse split.  Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates.  The transmittal forms will be accompanied by instructions specifying other details of the exchange.  Upon receipt of the transmittal form, each stockholder should surrender the stock certificates issued prior to the reverse split in accordance with the applicable instructions.    Stockholders should not destroy any stock certificates and should not submit their stock certificates until they receive a transmittal form from our transfer agent.

In addition, you will receive cash in lieu of any fractional share of our common stock that would otherwise be issuable.

Q:  How will my shares be valued?

A:  The value of your shares will depend upon the market price before the effective date.  The reverse split itself is a mathematical exercise so that at the time of the split the price will increase by a factor of ten, but the number of your shares will be reduced by a factor of ten.

Q:  Does this mean I will own fewer shares of the Company?  Does this mean I will have fewer votes?

A:  Yes, you will have fewer shares, but your proportional ownership of the Company will generally not change (other than changes in your proportional ownership due to stockholders receiving cash in lieu of fractional shares).

Q:  How will this help the Company?

A:  The reverse split should increase the price of each share of our common stock, which we expect will significantly decrease the probability that our common stock will be delisted from the Nasdaq Global Market.    We also believe that a higher stock price will broaden the entities that can invest in our stock.

Q:  Are all shares of common stock affected?

A:  Yes.

Q:  What are the tax implications?

A:  We expect that stockholders generally will not recognize tax gain or loss as a result of the reverse split.  However, gain or loss will be recognized on cash received in lieu of fractional shares.  Moreover, the tax consequences to each stockholder will depend on his particular situation.  We encourage you to consult with your own tax advisor to answer any tax-related questions you may have.

Q:  What will happen to my outstanding options and RSAs?

A:  The number of options you hold will be reduced by a factor of ten and the exercise price will be increased by a factor of ten.  The number of RSAs you hold will be reduced by a factor of ten.  The vesting and exercise periods will not be changed.

Q:  How will the reverse split impact the shares held in my 401k?

A:  The number of shares of our common stock held in your 401k will be reduced by a factor of ten.

Q:  Where can I find more information on the reverse split?

A:  We intend to file a proxy statement regarding the reverse stock split with the Securities and Exchange Commission and mail a definitive proxy statement regarding this proposal to our stockholders.  We encourage you to read the information in the definitive proxy statement when it is made available because it will contain additional important information regarding the reverse split.

Additional Information and Where to Find It

In connection with the proposed reverse split, Concurrent will file a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONCURRENT AND THE REVERSE SPLIT. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, documents filed by Concurrent with the SEC may be obtained free of charge by contacting Concurrent’s corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.  Concurrent’s filings with the SEC are also available on our website at www.ccur.com.

Concurrent’s officers and directors may be deemed to be participating in the solicitation of proxies from Concurrent’s stockholders in favor of the approval of the reverse split. Information concerning Concurrent’s officers and directors, including their beneficial ownership of shares of Concurrent’s common stock and options to purchase shares of Concurrent’s common stock, is set forth in the proxy statement for Concurrent’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on September 7, 2007.

Each of Concurrent’s officers and directors has an interest in the proposed reverse split by virtue of their holdings of Concurrent’s common stock and options to purchase shares of Concurrent’s common stock.  Each officer’s and director’s shares of Concurrent common stock and options to purchase shares of Concurrent’s common stock will be adjusted in connection with the proposed reverse split in the same manner as other any other holders of Concurrent’s securities.  Investors and stockholders may obtain more detailed information regarding the interests of Concurrent and its officers and directors in the reverse split by reading the Proxy Statement, which will be filed with the SEC.